Exhibit 99.(r)(2)

DB3/ 204225117.5 238 Appendix O: Code of Ethics It is the policy and practice of the Firm to observe and encourage the highest standard of ethical conduct for all of its employees and others working on its behalf. As a condition of employment, each employee has an obligation to act fairly and honestly at all times. Such commitment to ethical conduct as a company and as individuals is fundamental to the Firm. Each employee must read this Code of Ethics ("Code") in its entirety. It requires your compliance, as follows: 1. Become familiar with and understand the contents of the Code. 2. Sign the Acknowledgement of Receipt form attached hereto and forward it to the Compliance Officer. 3. Notify the Compliance Officer of possible violations of the Code that may exist now or which may arise during your employment with the Firm. In the event that you have any questions regarding the Code or particular business dealings, please contact the Compliance Officer. This Code is intended to help each employee understand his or her obligation to comply with the highest ethical standards. The Code should be kept by each employee for future reference and its guidelines made an active part of the employee's normal course of business. This Code should be read in conjunction with this Manual and the Firm's Personal Account Dealing Notice.

DB3/ 204225117.5 239 INTRODUCTION This policy applies to all employees/directors/members and others working on behalf of the Firm wherever located. Each employee/director/member of the Firm has an obligation to act at all times in an honest and ethical manner and with the highest integrity in dealings with clients and/or any third party. The Code is designed to, among other things, provide guidelines of the general standards of conduct required by the Firm and its employees/directors/members, including in such areas as conflicts of interest, insider trading, possible family conflicts and confidential information. The foundation of the Code consists of three underlying principles: 1. Employees and Members of the Firm must at all times place the interests of the Firm's clients first. In other words, as a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of the Firm's clients. 2. Employees/directors/members of the Firm must make sure that all personal securities transactions are conducted consistent with the Code and the Firm's Personal Account Dealing Notice (the "PAD Notice") and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility. 3. Employees/directors/members of the Firm should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of an employee's independent judgment. As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that may arise. Consequently, employees/directors/members of the Firm are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your actions in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. Because the Firm's policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest may change over time, the Firm may modify any or all of the policies and procedures set forth in the Code. Should the Firm revise the Code, you will receive written notification from the Compliance Officer. It is the responsibility of each employee to become familiar with any modifications to the Code. BUSINESS DECISIONS

DB3/ 204225117.5 240 The Firm expects employees/directors/members and others working on its behalf to conduct the Firm's affairs on an "arm's length" basis and not to engage in business or financial activity that may conflict with that of the Firm. Decisions regarding the Firm's business with any other person or entity must be based solely upon valid business considerations of the Firm. No one may permit a business decision involving the Firm to be influenced by personal or other unrelated interests or factors. A. CONFLICTS OF INTEREST It is the policy of the Firm that all employees/directors/members and others working on its behalf act in good faith and in the best interests of the Firm. To this end, such persons must not place themselves or the Firm in a position that would create even the appearance of a conflict of interest. No person may represent the Firm in any transaction if an approved outside business interest might compromise or otherwise affect his or her ability to represent the Firm's interests fairly and impartially. While it is not possible to list all situations that might involve conflicts of interest, the Firm's conflicts policy contained in this Manual lists actual and potential conflicts the Firm is exposed to and in addition includes financial interests,inducements (Chapter 8), political contributions (Section 5.18.2) and outside business interests (Section 4.22). If you have any doubts or questions as to the appropriateness of any interests or activities, you should contact the Compliance Officer. Any existing interest or activity that may constitute a conflict of interest under this Code must be fully disclosed to the Compliance Officer, so that the Firm may determine whether such interest or activity should be disposed of, discontinued or limited. Exploitation of Relationship with the Firm No person may improperly use the Firm's name. Its name may only be used in connection with an activity or a transaction that has been previously authorized by the management or the Compliance Officer. Under no circumstances shall any person exploit the Firm's name or his or her relationship with the Firm. B. INSIDER TRADING Employees/directors/members of the Firm and others working on its behalf may in certain instances have access to Inside Information (as defined in Section 5.5 of this Manual). The CJA in the UK, and the Securities Act, the Exchange Act, and Insider Trading Sanctions Act in the US, make it unlawful for any person to trade or recommend trading in securities while in possession of Inside Information. The offence often involves taking advantage of Inside Information by trading in securities whose price is likely to be affected if the information were made public. It is important to note that disclosure in itself can be an offense unless it is done in the proper performance of the functions of employment, office or profession, such as to a regulatory authority or to a company's bankers, brokers or lawyers. In other words, the disclosure offense can be committed whether or not the recipient of that Inside Information acts upon it. It is irrelevant whether such action is taken directly or indirectly, and there are no exceptions for personal or independent reasons.

DB3/ 204225117.5 241 The Firm's full policies and procedures relating to Market Abuse can be found in Chapter 3 of this Manual and Rumours Policy in Appendix E of this Manual. It is essential that you read and understand this fully as it has implications for the Firm and its Members and employees. C. POSSIBLE FAMILY AND HOUSEHOLD MEMBER CONFLICTS There are possible conflicts of interest that could arise from an employee's family and household member relationships and it is the responsibility of each employee to report any actual or apparent possible family or household member conflict to the Compliance Officer as soon as the employee becomes aware of it. The term "family member" includes spouses, domestic partners, parents (including step-parents and in-laws), children (including step-children and in-laws) and siblings (including step-siblings and in-laws). The term "household member" includes any person with whom you share a permanent residence. Any possible conflicts must be reported to the Compliance Officer. If it is unclear whether a possible conflict exists, please consult the Compliance Officer. D. PERSONAL DISCLOSURES REGARDING LEGAL AND REGULATORY MATTERS As a condition of employment or association with the Firm, all current and newly hired employees/directors/members are required to answer questions regarding their past and current civil and criminal actions, and regulatory matters. In addition, all employees are required to notify the Compliance Officer immediately if they become the subject of: ? Any investigation or proceeding (including being named as a respondent or defendant) by any governmental entity or securities industry self-regulatory organization, including any request for testimony before such an entity or organization; ? Any refusal of registration, injunction, censure, fine, suspension, expulsion, or disciplinary action by a governmental entity or securities industry self-regulatory organization; ? Any charge under any provision of any securities law, regulation, or standard of conduct; ? any arrest, summons, subpoena, arraignment, indictment, or conviction of any criminal felony or misdemeanour offense; or ? Any securities or commodities-related customer complaint, civil litigation, or arbitration. The Firm has the right to monitor any legal or disciplinary actions to which its employees are subject and to make any required disclosure regarding these matters. All employees are required to notify the Compliance Officer immediately if they fail in a business, make a compromise with creditors, file a bankruptcy petition, or are declared bankrupt. E. CONFIDENTIALITY

DB3/ 204225117.5 242 The Firm's employees/directors/members often have access to highly confidential or sensitive information pertaining, among other things, to the Firm's business, its clients and investors, and client investments. This information must be safeguarded to ensure that it is not used improperly or inconsistently with the specific purpose for which it was created or obtained. The Firm also receives personal or proprietary information from clients and investors that should be kept strictly confidential. Specifically, the names of its investors and information pertaining to their financial status should not be divulged to anyone outside the Firm, even immediate family, without the specific consent of the investor. Exceptions to this policy include when the disclosure is required by law or is requested by a regulator or pursuant to a subpoena. The Firm's employees/directors/members may work with, review, examine, inspect, have access to, or obtain confidential information only for the purpose of fulfilling their responsibilities to the client or investor and should otherwise hold the information in strict confidence. See Section 4.6.4 of this Manual. Firm Information The Firm has devoted resources to develop its own style of portfolio management and portfolio management resources. In many cases, these methods constitute proprietary information and are believed to give the Firm competitive advantages. As a result, the Firm does not want its ideas and contacts disseminated outside the Firm. Accordingly, its employees/directors/members should refrain from discussing its business practices with outsiders. Any requests from outsiders for specific information of this type should be authorized by the Compliance Officer prior to release. Unless specifically authorized, the Firm's employees should never discuss confidential information with persons outside the Firm or provide outside persons with copies of written material concerning its internal operating procedures or projections for the future. Exceptions shall be approved by the Compliance Officer. By accepting employment or affiliation with the Firm, employees/directors/members shall sign a confidentiality agreement with the Firm. F. PAY TO PLAY RULES Political Contributions and "Pay to Play" On June 30, 2010, the SEC adopted new Rule 206(4)-5 under the Advisers Act to prohibit "pay to play" arrangements by most investment advisers. The SEC uses the phrase "pay to play" to refer to arrangements whereby investment advisers make political contributions or related payments to governmental officials in order to be rewarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts. In order to detect and prevent against conflicts of interest, the CCO will maintain a political contributions log and require CCO pre-clearance of political contributions. An Employee seeking pre-clearance should certify that the contribution is not made for the purpose of obtaining or retaining the firm's engagement as an investment adviser by a government entity or similar.

DB3/ 204225117.5 243 It is the Firm's policy that contributions to candidates for public office, political parties or Political Action Committees ("PACs") (as defined below) by the Firm and all its Employees be made in compliance with applicable law. The Firm will neither participate in nor permit Employees to participate in pay to play practices. Any contribution, which includes any gift, subscription, loan, advance, deposit of money or anything of value, to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a "Political Contribution") by the Firm or its Employees must be made in compliance with applicable law. In addition, Employees or members of the Employee's immediate family (spouse, child, anyone living with any Employee or anyone deriving financial support from the Employee) may only solicit another person to make any Political Contribution or coordinate another person's Political Contribution (including fundraising activities) in compliance with applicable law. Employees are not permitted to facilitate or encourage political contributions through third parties, including, for example, consultants, attorneys, other family members, friends or entities affiliated with the Firm as a means to circumvent this policy. The Firm will not make contributions or payments or otherwise give any endorsement or support to political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. The Firm will not directly or indirectly reimburse Employees or their immediate family members for individual political contributions or expenditures. To comply with these laws, Employees and members of their immediate family may not contribute to, solicit or coordinate campaign funds for: ? A candidate running for U.S. state or local office; ? A candidate running for U.S. federal office who currently holds a U.S. state or local political office; or ? A political party or PAC in the United States without prior written approval from the CCO. All volunteer activities by Employees or members of their immediate family for any such persons or organizations must also be approved in writing by the CCO. This policy does not affect campaign contributions intended to be used for candidates for U.S. federal office, such as the U.S. House of Representatives, U.S. Senate, or President of the United States, unless the candidate currently holds a U.S. state or local office. If an Employee or any member of his or her immediate family wishes, to make a, or solicit another person to make a, or coordinate another person's (e.g., conducting any fundraising activity), Political Contribution, the Employee must complete a "Political Contributions Pre-Clearance Form" (See Annex I) and submit the completed form to the CCO for pre-clearance before making any Political Contribution or participating in any solicitation or coordination of Political Contributions (the form is available upon request from the CCO). Employees and immediate family members that wish to volunteer to assist a political party, PAC or candidate in the U.S. must also complete the Political Contributions Pre-Clearance Form. Definition of a PAC

DB3/ 204225117.5 244 A PAC is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labour unions, membership organizations or trade associations, or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices. New Employee Certification All new Employees must complete a "New Employee Political Contribution Disclosure Form" (See Annex II). Any Political Contributions by a new Employee in the prior two years may affect the Firm's business. The CCO shall be consulted on all new Employee hires by the Firm in which the potential employee has made a Political Contribution in the prior two years before hiring. The CCO must determine whether such past Political Contributions will affect the Firm's business. Required Books & Records relating to Political Contributions Under Rule 204-2 of the Advisers Act, the Firm must maintain records of Political Contributions made by the Firm and Employees. The Firm must also maintain a list of its "covered associates" (Employees) and of government entities to which the Firm has provided advisory services in the past five (5) years. The Firm must maintain a list of government entity investors in each covered investment pool to which the Firm has served as investment adviser in the past five (5) years if the investments are made as part of a plan or program of a government entity. The Firm must also maintain records of all payments made by the Firm and its Employees to state or local political parties and PACs in the past five (5) years. G. NEW ISSUES Rule 204-1(b) provides that the Firm's "access persons" must obtain approval from the Compliance Officer before they can directly or indirectly acquire beneficial ownership in any security in an initial public offering or a limited offering. An access person is any employee/director/member who has access to non-public information regarding any client's purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

DB3/ 204225117.5 245 EMPLOYEE ACKNOWLEDGEMENT OF RECEIPT CODE OF ETHICS I do hereby acknowledge that I have received, read and am familiar with the Firm's Code of Ethics. I represent that I agree to abide by the terms of the Code of Ethics. I represent that, to the best of my knowledge, neither I, nor any member of my immediate family or person living in my household, either directly or indirectly, alone or together with any person, group, or entity, has any interest or is engaged in any activity which might be interpreted as a violation of the Code of Ethics. Name: __________________________________________ Signature: __________________________________________ Date: __________________________________________

DB3/ 204225117.5 246 Appendix P: US SEC Rule 204 ? 2 - Recordkeeping requirements table Required Documents Period of Retention Legal Basis Corporate and Financial Records of the Firm A. Formation documents (including the firm's and any predecessor's articles of incorporation, charters, or certificates of formations, and any amendments thereto) 3 years after termination of the enterprise Rule 204-2(e)(2) B. Minute books 3 years after termination of the enterprise Rule 204-2(e)(2) C. Stock certificate books 3 years after termination of the enterprise Rule 204-2(e)(2) D. Journals, including cash receipts and disbursements and any other records of original entry forming the basis of entries in any ledger 5 years2 Rule 204-2(a)(1) E. General and auxiliary ledgers or other comparable ledgers reflecting assets, liabilities, reserve, capital, income and expense accounts 5 years Rule 204-2(a)(2) F. Check books, bank statements, cancelled checks, and cash reconciliations of the firm 5 years Rule 204-2(a)(4) G. Bills statements (or copies thereof), paid or unpaid, relating to the business of the firm 5 years Rule 204-2(a)(5) H. Trial balances, financial statements, and internal audit working papers relating to the business of the firm 5 years Rule 204-2(a)(6) 2 Most books and records must be maintained and preserved in an easily accessible place for a period of not less than 5 years from the end of the fiscal year during which the last entry was made on such record or the end of the fiscal year during which the firm last published or otherwise disseminated such record. During the first 2 years, these books and records must be kept in an appropriate office of the firm.

DB3/ 204225117.5 247 Required Documents Period of Retention Legal Basis I. All written agreements (or copies thereof) entered into by the firm with any client or otherwise relating to the business of the firm 5 years Rule 204-2(a)(10) Regulatory Filings A. Form ADV, including all amendments 5 years Rules 204-1(c) and 204-2(a)(14) for Part II of Form ADV B. The firm's organizational chart, personnel directory, and a description of functions and duties of each department and employee Permanently on a current basis Form ADV Disclosures; Internal Controls C. Schedule or chart of all affiliated entities Permanently on a current basis Form ADV Disclosures; Internal Controls D. List of all prior, present, or potential litigation in which the firm or its officers, directors, or employees that may have a material effect on the firm or otherwise trigger disclosure obligations Permanently Form ADV Disclosures; Internal Controls E. Documents evidencing registration status of the firm with the SEC Permanently Internal Controls F. Reports required to be filed under the Securities Act of 1933, including, if applicable, Form D for private placements sponsored by the firm Permanently Internal Controls G. Reports required to be filed under the 1934 Act, including, if applicable: H. Schedules 13D and 13G I. Form 13F 5 years Internal Controls J. Copies of all notice filings sent to states where the firm has a place of business Permanently Internal Controls

DB3/ 204225117.5 248 Required Documents Period of Retention Legal Basis K. List of all of the firm's "investment adviser representatives," if any, and the states in which these persons have a "place of business," as defined in Rule 203A-3(b) Permanently Internal Controls L. Copies of all state filings made on behalf of investment advisory representatives, if any, as well as copies of all state licenses obtained by investment advisory representatives, if any Permanently Internal Controls M. Copies of any filings required to be made with any offshore regulatory authorities Permanently Internal Controls Marketing Records A. Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins, or other communications that the firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the firm) 5 years Rule 204-2(a)(11) B. Separate memoranda indicating the reasons for a recommendation if a notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommends the purchase or sale of a specific security but does not state the reasons for such recommendation 5 years Rule 204-2(a)(11) C. Performance Information 3. All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the firm). 4. With respect to the performance of managed accounts, the firm may limit its retention to (1) all account statements, as long as they reflect all debits, credits, and other transactions in a client's account for the period of the statement, and (2) all worksheets necessary to demonstrate the 5 years Rule 204-2(a)(16)

DB3/ 204225117.5 249 Required Documents Period of Retention Legal Basis calculation of the performance or rate of return of all managed accounts. D. Solicitation Records (to be retained if the firm pays cash to any third party in return for investor referrals): 1. Written agreements with solicitors establishing the solicitation arrangement 2. Copies of separate written disclosure statements prepared by third-party solicitors and delivered to investors, if any 3. Written acknowledgement of receipt obtained from clients in connection with receipt of the firm's Brochure and the solicitor's written disclosure statement if referred by a third-party solicitor 5 years 5 years Rule 206-4(3) Rule 204-2(a)(15) 4. Copies of any due-diligence questionnaires completed by third-party solicitors relating to past conduct that might disqualify the person from acting as a solicitor 5. List of investors obtained through a solicitor, with a cross reference identifying the solicitor 6. Any due diligence records relating to the firm's efforts to ascertain whether third-party solicitors have complied with the written solicitation agreements 5 years 5 years 5 years Rule 206(4)-3(a)(1)(ii) generally Internal Controls Rule 206(4)-3(a)(2)(iii)(C) generally Client Relationship Records A. Investment advisory agreements (or copies thereof) 5 years Rule 204-2(a)(10)

DB3/ 204225117.5 250 Required Documents Period of Retention Legal Basis B. Fee schedules (if not included in the investment advisory agreements) 5 years Rule 204-2(a)(10) C. Each client's investment objectives (if not included in the investment advisory agreements) 5 years Rule 204-2(a)(10) D. Each version of any offering memoranda 5 years Internal Controls; Rule 204-2(a)(10) E. Subscription agreements with investors 5 years Rule 204-2(a)(10) F. List or other record of all accounts in which the firm is vested with any discretionary power with respect to the funds, securities, or transactions of any client 5 years Rule 204-2(a)(8) G. Powers of attorney and other evidences of the granting of any discretionary authority by any client to the firm 5 years Rule 204-2(a)(9) H. Any other written agreements with investors, including any side letters 5 years Rule 204-2(a)(10) I. Written Communications 1. Originals and copies of all written communications received and sent by the firm ? whether in hardcopy or electronic version (including e-mails) ? relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security. 2. The firm is not required to keep: (i) any unsolicited market letters and other similar communications of general public distribution not prepared by or for the firm; or (ii) a record of the names and addresses of the persons to whom the firm sent any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than 10 persons (except that if such notice, circular or advertisement is distributed to persons named on any list, the firm will retain with the copy of such notice, circular or 5 years Rule 204-2(a)(7)

DB3/ 204225117.5 251 Required Documents Period of Retention Legal Basis advertisement a memorandum describing the list and its source). J. Complaint file (including any client complaints and responses thereto) 5 years Rule 204-2(a)(7) K. A copy of each Part II of Form ADV (or Brochure), and each amendment or revision to the document, given or sent to any client or prospective client of the firm in accordance with Rule 204-3, along with a record of the dates that each Part II of Form ADV, and each amendment or revision thereof, was given or offered to be given, to any investor or prospective client who subsequently becomes a client 5 years Rule 204-2(a)(14) L. Custody records (if The Firm has custody or possession of securities or funds of any client) 1. Journals or other records showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for such accounts and all other debits and credits to such accounts 2. Separate ledger accounts for each such client showing all purchases, sales, receipts and deliveries of securities, the date and price of each purchase and sale, and all debits and credits 5 years 5 years Rule 204-2(b)(1) Rule 204-2(b)(2)

DB3/ 204225117.5 252 Required Documents Period of Retention Legal Basis 3. Copies of confirmations of all transactions effected by or for the account of any such client 4. Records for each security in which any such client has a position, which must show the name of each such client having any interest in such security, the amount or interest of each such client, and the location of each such security 5. List of all qualified custodians used for each client's assets 5 years 5 years Current Rule 204-2(b)(3) Rule 204-2(b)(4) Best practices (but see Rule 204-2(b)) M. Proxy voting records 1. Copies of all written policies and procedures reasonably designed to ensure that the firm votes clients' securities in the best interest of the clients 2. Copies of each proxy statement that the firm receives regarding clients' securities3 3. A record of each vote cast by the firm on behalf of a client4 4. Copies of any document created by the firm that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for the decision 5. Copies of each written client request for information on how the firm voted proxies on behalf of the client's fund, and a copy of any written response by the firm to any (written or oral) client request for information on how the firm voted proxies on behalf of the client's fund 5 years Rule 204-2(c)(2) Portfolio Management Records 3 The firm may satisfy the requirement to maintain proxy statements by (i) relying on a third party to make and retain, on the firm's behalf, a copy of a proxy statement (provided that the firm has obtained an undertaking from the third party to provide a copy promptly on request) or (ii) relying on obtaining a copy of a proxy statement from the SEC's EDGAR system. 4 The firm may satisfy the requirement to maintain records of votes by relying on a third party to make and retain, on the firm's behalf, a record of proxy votes (provided that the firm has obtained an undertaking from the third party to provide a copy promptly on request).

DB3/ 204225117.5 253 Required Documents Period of Retention Legal Basis A. Trade orders 1. Memoranda of: (1) each trade order given by the firm for the purchase or sale of any security; (2) any instruction received by the firm from the client concerning the purchase, sale, receipt, or delivery of a particular security; and (3) any modification or cancellation of any such order or instruction. 2. Each memorandum must: (1) show the terms and conditions of the order, instruction, modification, or cancellation; (2) identify the person connected with the firm who recommended the transaction to the client and the person who placed such order; (3) show the account for which the transaction was entered, the date of entry, and the bank, broker or dealer by or through whom the transaction was executed where appropriate; and (4) designate whether any such orders were entered pursuant to discretionary authority. 5 years Rule 204-2(a)(3) B. Research reports and other materials received from any source (including the firm) if used in the process of making recommendations (excluding unsolicited market letters and other similar communications of general public distribution not prepared by or for the firm) 5 years Rule 204-2(a)(7) C. For "best execution," documents sufficient to demonstrate the periodic and systematic evaluation of the quality and cost of services received from broker-dealers who execute the firm's trades, such as minutes of any best execution committees, information received and evaluated, conclusions reached and decisions made, and determinations that practices are consistent with disclosures in the firm's Form ADV 5 years Internal Controls

DB3/ 204225117.5 254 Required Documents Period of Retention Legal Basis D. Records relating to soft dollar arrangements 1. Copies of written agreements with broker-dealers relating to soft dollar arrangements 2. Records of the basis for allocations of mixed-use products and services between hard and soft-dollar components 3. List of all products and services received from broker-dealers 5 years 5 years 5 years Rule 204-2(a)(10) Advisers Act Release No. 23170 (April 23, 1986) Internal Controls E. Records obtained or generated that support the value assigned to any security held by a client account, particularly for illiquid securities that are not reported or quoted on an exchange 5 years Internal Controls Supervision and Compliance Oversight Records A. A copy of the firm's Code of Ethics Each version maintained for 5 years Rule 204-2(a)(12) B. A record of every violation of the Code of Ethics and any action taken as a result of the violation 5 years Rule 204-2(a)(12) C. A record of all written acknowledgments of each employee's receipt of the Code of Ethics and any amendment thereto 5 years Rule 204-2(a)(12) D. A record of each report made by an access person in compliance with the Firm's Code of Ethics 5 years Rule 204-2(a)(13) E. A record of the names of persons who are currently, or within the past 5 years were, access persons of the firm 5 years Rule 204-2(a)(13) F. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities offered in Initial Public Offerings or Limited Offerings by access persons 5 years after the end of the fiscal year in which the approval is granted Rule 204-2(a)(13)

DB3/ 204225117.5 255 Required Documents Period of Retention Legal Basis G. Copies of the firm's Compliance Manual, which contains the firm's compliance policies and procedures reasonably designed to prevent violations by the firm and its supervised persons of the Advisers Act and the rules there under Each version maintained for 5 years Rule 204-2(a)(17)(i) H. Any records documenting the firm's annual review of its compliance policies and procedures 5 years Rule 204-2(a)(17)(ii) I. A record of all written acknowledgements of each employee's receipt of the Manual and any amendments thereto 5 years Internal Controls J. Employment records (including the dates of employment, the addresses, social security number and disciplinary history for each employee, officer and director) Permanently, on a current basis Internal Controls; Form ADV disclosures; Section 203(e) prohibition on hiring persons subject to statutory disqualifications K. Copies of all correspondence with the SEC, including no-action letters, exemptive orders or deficiency letters Permanently Internal Controls L. Copies of all correspondence with self regulatory organizations (SROs) Permanently Internal Controls M. Copies of all correspondence with any offshore regulatory authority Permanently Internal Controls